As filed with the Securities and Exchange Commission on August 8, 2008
Registration No. 333-[                    ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
FIRST INDUSTRIAL REALTY TRUST, INC.
(Exact name of registrant as specified in its charter)
Maryland
(State or other jurisdiction of incorporation or organization)
36-3935116
(I.R.S. Employer Identification Number)

311 S. Wacker Drive, Suite 4000
Chicago, Illinois 60606
(312) 344-4300
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Michael W. Brennan	Copies to:
President and Chief Executive Officer	Howard A. Nagelberg
First Industrial Realty Trust, Inc.	Edwin S. del Hierro
311 S. Wacker Drive, Suite 4000	William E. Turner II
Chicago, Illinois, 60606	Barack Ferrazzano Kirschbaum & Nagelberg LLP
(312) 344-4300	200 W. Madison St., Suite 3900
(Name of agent for service)	Chicago, Illinois, 60606
(312) 984-3100

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
Title of Each Class of		Maximum	Aggregate	Amount of
Securities to be	Amount to be	Aggregate Offering	Offering	Registration
Registered	Registered	Price Per Share	Price	Fee
Common Stock (par value $.01 per share)	5,000,000	$23.52(1)	$117,600,000(1)	$4,621.68(1)

(1)	This fee was determined based on a proposed maximum offering price for these shares of $23.52 per share, which was estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sales price per share of the registrant’s common stock on August 5, 2008, as reported on the New York Stock Exchange.

PROSPECTUS
FIRST INDUSTRIAL REALTY TRUST, INC.
DIVIDEND REINVESTMENT AND
DIRECT STOCK PURCHASE PLAN
5,000,000 Shares
Common Stock
     This prospectus relates to 5,000,000 shares of our common stock available for issuance under our Dividend Reinvestment and Direct Stock Purchase Plan, which we call the Plan. With this prospectus, we are offering you the opportunity to participate in the Plan. The Plan offers a simple and convenient way for our existing common stockholders to purchase additional shares and for new investors to make an initial investment.
     Some of the significant features of the Plan are as follows:
•	If you are an existing stockholder, you may purchase additional shares by automatically reinvesting all or part of your cash dividends. Also, you may purchase additional shares by making optional cash purchases of $50 to $10,000 in any calendar month. Optional cash purchases in excess of this maximum may only be made with our prior written consent.

•	If you are a new investor, you may make an initial cash purchase of $200 to $10,000. Initial investments in excess of this maximum may only be made with our prior written consent.

•	Common stock purchased directly from us under the Plan may be priced at a discount from market prices at the time of the investment.

•	You are not required to pay brokerage commissions or other transaction expenses when you acquire shares through the Plan.

•	Neither we nor the Plan’s administrator charges an enrollment fee for your initial participation.

•	Shares acquired through the Plan will be maintained in book-entry form at no cost to you.

•	At our direction, the Plan’s administrator will purchase shares of our common stock for the accounts of Plan participants in one of the following manners:
•	directly from us

•	in the open market or

•	in negotiated transactions with third parties.
     Participation in the Plan is entirely voluntary. Eligible persons may join the Plan at any time by following the procedures described below. Plan participants may terminate their participation in the Plan at any time by properly notifying the Plan Administrator. If you do not elect to participate in the Plan, you will continue to receive cash dividends on shares registered in your name, if and when declared by our Board of Directors.
     Investing in our common stock involves risks that are described under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent Annual Report on Form 10-K and under the captions “Item 1A. Risk Factors” and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Reports on Form 10-Q, and in other reports that we may file from time to time with the Securities and Exchange Commission.

     Shares of our common stock are traded on the New York Stock Exchange, or NYSE, under the symbol “FR”. The closing price of our common stock on August 7, 2008 was $21.94 per share.
     In order to maintain our qualification as a “real estate investment trust” under federal income tax laws, ownership by any person of the Company’s capital stock is limited, with certain exceptions, to an aggregate of 9.9% in value of the outstanding capital stock of the Company.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is August 8, 2008.

     We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or any prospectus supplement or to make representations as to matters not stated in this prospectus or any prospectus supplement. You must not rely on unauthorized information. This prospectus and any prospectus supplement are not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. The delivery of this prospectus or any prospectus supplement at any time does not create an implication that the information contained herein or therein is correct as of any time subsequent to their respective dates.

ABOUT THIS PROSPECTUS
     This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, using a “shelf” registration process. This prospectus provides you with a general description of our common stock that we may sell pursuant to the Plan. As permitted by the rules and regulations of the SEC, this prospectus omits various information, exhibits, schedules and undertakings included in the registration statement. Any prospectus supplement may add, supplement or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”
     As used in this prospectus, the “Company,” “we,” “us” and “our” refer to First Industrial Realty Trust, Inc. and its subsidiaries, including First Industrial, L.P., unless the context otherwise requires.

ii

THE COMPANY
     We are a real estate investment trust, or REIT, subject to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Together with our consolidated partnerships, corporations and limited liability companies, we are a self-administered and fully integrated real estate company which owns, manages, acquires, sells and develops industrial real estate. As of March 31, 2008, we owned 856 industrial properties (inclusive of developments in progress) located in 28 states in the United States and one province in Canada, containing an aggregate of approximately 74.3 million square feet of gross leasable area.
     Our interests in our properties and land parcels are held through partnerships, corporations and limited liability companies that we control, including First Industrial, L.P., which we refer to as the Operating Partnership, of which the Company is the sole general partner. As of March 31, 2008, we also owned minority equity interests in, and provide various services to, seven joint ventures which invest in industrial properties.
     We use an operating approach that combines the effectiveness of decentralized, locally based property management, acquisition, sales and development functions with the cost efficiencies of centralized acquisition, sales and development support, capital markets expertise, asset management and fiscal control systems.
     We have grown and will seek to continue to grow through the acquisition and development of industrial properties.
     We are a Maryland corporation, organized on August 10, 1993, and completed our initial public offering in June 1994. The Operating Partnership is a Delaware limited partnership organized in November 1993. Our principal executive offices are located at 311 S. Wacker Drive, Suite 4000, Chicago, Illinois 60606, telephone number (312) 344-4300. Our website is www.firstindustrial.com. The information on or linked to our website is not a part of, and is not incorporated by reference into, this prospectus.
USE OF PROCEEDS
     We will only receive proceeds from the sale of shares of common stock purchased from us pursuant to the Plan. Any net proceeds we receive will be used for working capital and other general corporate purposes. We have no basis for estimating either the number of shares that may be purchased from us under the Plan or the prices that we will receive for such shares.
RISK FACTORS
     Investment in our common stock involves risk. Before choosing to participate in the Plan and acquiring any shares of our common stock offered pursuant to this prospectus, you should carefully consider the risks of an investment in the Company set forth under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent Annual Report on Form 10-K and under the captions “Item 1A. Risk Factors” and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Reports on Form 10-Q, which reports are incorporated herein by reference, and as described in our other filings with the SEC. Please also refer to the section below entitled “Forward-Looking Statements.”
DESCRIPTION OF THE PLAN
     The following questions and answers constitute our Dividend Reinvestment and Direct Stock Purchase Plan. If you do not wish to participate in the Plan, you will receive cash dividends on your shares of our common stock, if and when declared by our Board of Directors. The payment of dividends on our common stock is at the discretion of our Board of Directors. The timing and amount of future dividends, if any, will depend on our earnings, our cash requirements, our financial condition, applicable government regulations and other factors deemed relevant by our Board of Directors. Please also refer to the section below entitled “Distributions.”
     In the Plan, we refer to our current common stockholders and new investors who participate in the Plan as “participants.”
General
1. What is the purpose of the Plan?
     The purpose of the Plan is to offer a simple and convenient way for our existing common stockholders to increase their investment by reinvesting dividends and/or purchasing more shares, and for new investors to make an initial purchase of our common stock. The Plan is primarily intended for the benefit of long-term investors, and is not for the benefit of individuals or institutions that engage in short-term trading activities that could cause aberrations in the overall trading volume of our common stock. From time to time, financial intermediaries may engage in short-term positioning transactions in order to benefit from any discount. These transactions may cause fluctuations in the trading volume of our common stock. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible common stockholders in order to eliminate practices that are not consistent with the purpose of the Plan.
2. What are the benefits of the Plan?
•	You have the opportunity to reinvest all or a portion of your cash dividends in additional shares, which may be available at a discount from the market price when the shares are issued and sold directly by us. Please see the answers to Questions 18, 19, 20 and 21 for a discussion of the discounts that may be available.

•	You may make an initial or optional cash investment in our common stock, which may be available at a discount from the market price when the shares are issued and sold directly by us.

•	You are not required to pay brokerage commissions or other expenses for enrollment in the Plan or your purchases under the Plan, including reinvested dividends and optional cash investments.

•	The Plan permits whole and fractional shares to be purchased with dividends.

•	By participating in the Plan, you avoid the necessity of safekeeping certificates, and therefore have increased protection against loss, theft or destruction of your certificates.

•	You will be provided with a regular statement for each account, which will include a record of each transaction.

•	At any time, you may direct the Plan’s administrator to sell or transfer all or a portion of the shares held in your account.
3. What are the disadvantages of the Plan?
•	You may not know the actual number of shares purchased until after the Investment Date for optional cash investments or the Dividend Payment Date for shares purchased with reinvested dividends. Please see the answers to Questions 8 and 9 for a discussion of the terms “Investment Date” and “Dividend Payment Date.”

•	You will not control the prices at which shares are purchased or sold for your account. If you make an optional payment but later change your mind and want it returned to you, we will do so only if we receive your written request at least two trading days prior to the applicable Investment Date.

•	You will not receive a purchase price discount on shares acquired for your Plan account through open market or privately negotiated transactions. You will be treated as receiving as distributions in addition to the amounts described below your proportionate amount of any brokerage commissions we pay for any open market or privately negotiated purchases by the agent in addition to the amounts described below.

•	With respect to cash dividends reinvested and applied to the purchase of shares directly from us, you will be treated, for federal income tax purposes, as having received a distribution equal to the fair market value (and not the purchase price, as discounted) of the shares on the date of acquisition of the shares. If you are provided a discount from the market price for our common stock when you acquire shares directly from us with reinvested cash dividends, the fair market value of the common shares received likely will exceed the amount of cash dividends that otherwise would be paid to you in such instance. As a result, you likely will pay more taxes by acquiring discounted shares directly from us with reinvested cash dividends than you otherwise would have to pay if you received cash dividends. Each year, the Plan Administrator will send you income tax information (including the appropriate income tax forms) for reporting dividends.

•	We presently intend to take the position that a holder who makes an optional cash purchase of common shares under the Plan will be treated as having received a distribution equal to the excess, if any, of the Trading Price of the common shares on the Investment Date or the Waiver Investment Date, as applicable, less any discount, over the amount of the optional cash payment made by the participant.

•	Your reinvested distributions, as well as any deemed distributions arising from an optional cash purchase of common shares at a discount, will be taxable as dividends to the extent of our earnings and profits, and may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

•	You cannot pledge the shares in your Plan account.

•	We will not pay interest on optional payments while we hold them pending investment.

•	A fee is charged upon the termination of your Plan account, as more fully explained in the answer to Question 5.

•	Sales of shares from your Plan account will involve a fee per transaction to be deducted from the proceeds of the sale by our Plan’s administrator (if you request our Plan’s administrator to make such sale), plus a per-share processing fee and any applicable stock transfer taxes on the sales, as more fully explained in the answer to Question 5.

•	The availability of a discount for one purchase will not ensure the availability of a discount or the same discount for future purchases. We may lower or eliminate discounts at any time. Any discount to investors making optional cash purchases in excess of the $10,000 maximum may be different than any discount available to other investors.
4. Who administers the Plan?
     Computershare Trust Company, N.A., which we refer to as the Plan Administrator, administers the Plan. As agent for the participants, the Plan Administrator keeps records, sends statements of account to participants and performs other duties relating to the Plan. We pay all costs of administering the Plan. Shares of our common stock purchased under the Plan are issued in the name of the Plan Administrator or its nominee, as agent for the participants in the Plan. As record holder of the shares held in participants’ accounts under the Plan, the Plan Administrator will receive dividends on all shares held by it on the dividend record date, will credit such dividends to the participants’ accounts on the basis of whole and fractional shares held in these accounts, and will reinvest certain dividends in additional shares as directed by each participant. The Plan Administrator makes all purchases of shares under the Plan.
     The Plan Administrator may be reached at the following address and telephone number to obtain information about the Plan:
Computershare Trust Company, N.A.
Attention: First Industrial Realty Trust, Inc.’s
Dividend Reinvestment and Direct Stock Purchase Plan
P.O. Box 43078
Providence, RI 02940-3078
800-446-2617
www.computershare.com
      Plan participants should include their account number(s) and include a reference to First Industrial Realty Trust, Inc. in any correspondence.
     You can obtain information about your account over the Internet through “Investor Centre” on the Plan Administrator’s website, www.computershare.com/investor. You may also contact the Plan Administrator through its website, www.computershare.com. The information on or linked to the Plan Administrator’s website is not a part of and is not incorporated by reference into this prospectus and any prospectus supplement.
5. What are the fees associated with participation?
     You will incur no brokerage commissions, service charges or other expenses for establishing a Plan account or for purchases made under the Plan for your account. You will be charged service and brokerage commission fees for sales made under the Plan, and certain other fees associated with returned checks or settlement of fractional shares in connection with the termination of your Plan account. Any other costs of administration of the Plan will be borne by the Company.

Creation of Plan Account

• Service Charge	Company paid

Dividend Reinvestment

• Transaction fee	Company paid
• Brokerage commission	Company paid

Optional Cash Investments

• Transaction fee	Company paid
• Brokerage commission	Company paid
• Returned check fee	$25
• ACH rejection fee	$25

Batch Order Sales

• Service Charge	$15 per order
• Processing fee	$0.12 per share sold

Market Order Sales

• Service Charge	$25 per order
• Processing fee	$0.12 per share sold

Termination of Plan Account

• Service Charge (Settlement
of Fractional Shares)	$15, plus any processing fee

Duplicate Account Statements

• Copies of account statements
for prior years	$10 per year requested

Eligibility
6. Who is eligible to become a participant?
     Subject to the following limitations, any person who has reached the age of majority in his or her state of residence, whether he, she or it (in the case of an entity) is currently a stockholder of the Company, is eligible to participate in the Plan.
Foreign Law Restrictions
     If you are a citizen or resident of a country or jurisdiction in which your participation in the Plan would be unlawful, you will not be eligible to participate in the Plan.
REIT Qualification Restrictions
     In order to maintain our qualification as a REIT, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Our Articles of Amendment and Restatement, which we refer to as our charter, restricts beneficial and constructive ownership of more than 9.9% in value of our issued and outstanding equity securities by any single stockholder. A majority of our Independent Directors (as defined in our charter) may waive the ownership limit for a stockholder based upon receipt of a ruling from the Internal Revenue Service, or IRS, an opinion of tax counsel or other evidence satisfactory to the Independent Directors, that ownership in excess of this limit will not jeopardize our status as a REIT. Please see “Restrictions on Transfer of Capital Stock” for a more detailed discussion of our ownership limit. We may terminate, by written notice at any time, any participant’s individual participation in the Plan if such participation could violate the restrictions contained in our charter. We reserve the right to invalidate any purchases made under the Plan that we determine, in our sole discretion, may violate the 9.9% ownership limit.
Exclusion from Plan for Short-Term Trading or Other Practices
     You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of our common stock. If you do engage in short-term trading activities, we may prevent you from participating in the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible participants in order to eliminate practices which we determine, in our sole discretion, are not consistent with the purposes or operation of the Plan or which may adversely affect the market price of our common stock.
Exclusion from Plan at Our Discretion
     In addition to the restrictions described above, we reserve the right to exclude you from, or terminate your participation in, the Plan in our sole discretion.

Participating in the Plan
7. How and when may I enroll in the Plan and become a participant?
     If you are a record holder of our common stock and you wish to enroll in the Plan you may complete and return the enclosed Direct Stock Purchase Plan Enrollment Form, or enroll online at www.computershare.com/investor.
     If you are a beneficial owner of our common stock (i.e. your shares are registered in a name other than your own, such as that of a broker, bank nominee or trustee), you may be able to arrange for that entity to participate in the dividend reinvestment portion of the Plan on your behalf. You should consult directly with the entity holding your shares to determine if you can enroll in the Plan. If not, you will need to request that your bank, broker or trustee transfer some or all of your shares into your own name in order to participate in the Plan. Persons who participate in the Plan through a third party may only participate in the dividend reinvestment portion of the Plan. You may not make optional cash investments until the Plan Administrator has established an account in your name.
     If you are not yet a record holder of our common stock, you may enroll in the Plan by either of the following methods:
•	You may complete and return the enclosed Initial Enrollment Form to the Plan Administrator, together with payment in an amount not less than $200 nor more than $10,000. Initial investments in an amount over $10,000 can only be made with our prior consent pursuant to a Request for Waiver, as discussed in the answer to Question 13. Payment should be made by check payable to “Computershare - First Industrial Realty Trust, Inc.” All checks must be in U.S. funds and drawn on a U.S. bank. Cash, money orders, traveler’s checks and third-party checks will not be accepted.

•	You may enroll online at www.computershare.com/investor by following the instructions provided for opening a First Industrial Realty Trust, Inc. stockholder account. You will be asked to complete an online enrollment form and to submit an amount for your initial investment. To make your initial investment, you may authorize a one-time deduction from your U.S. bank account.
     Subject to our right to restrict participation in the Plan as described in the answer to Question 6, by signing a Direct Stock Purchase Plan Enrollment Form or an Initial Enrollment Form (either of which we sometimes refer to as an Enrollment Form), a common stockholder or non-stockholder may become a participant, and, by checking the appropriate boxes on the Enrollment Form, may choose among the investment options described in the answer to Question 8. The Enrollment Forms are enclosed with this prospectus. Additional Enrollment Forms may be obtained at any time by writing or calling the Plan Administrator at the address or telephone number set forth under the answer to Question 4. The Enrollment Forms are also available through our website, www.firstindustrial.com, in the “Investor Relations” section under Dividend Reinvestment and Direct Stock Purchase Plan. The information on or linked to our website does not constitute a part of this prospectus or any prospectus supplement.

8. What options are available under the Plan?
Dividend Reinvestment Options
     The Enrollment Forms allow you to choose one of the three options listed below regarding your dividends. If you do not specify otherwise on the Enrollment Form, your account will be set up for full dividend reinvestment. You can change your reinvestment option at any time by notifying the Plan Administrator. Dividend reinvestment options under the Plan include:
•	Full Dividend Reinvestment: The cash dividends, minus any withholding tax, paid on all shares that you own of record will automatically be fully reinvested in additional shares of our common stock.

•	Partial Dividend Reinvestment: You will receive a check or electronic deposit of cash dividends paid on the number of whole shares that you own of record that you specify, minus any withholding tax. The cash dividends paid on all other shares credited to your Plan account, minus any withholding tax, will be reinvested under the Plan in additional shares of common stock.

•	No Dividend Reinvestment: None of your cash dividends will be reinvested. You will receive a check or electronic deposit for the full amount of cash dividends, minus any withholding tax, paid on the shares held in your Plan account.
Optional Cash Investments
     You can purchase shares of our common stock by using the Plan’s optional cash investment feature. To purchase shares using this feature, you must invest at least $50 at any one time (at least $200 for an initial investment if you are not yet a record holder of common stock), but you cannot invest more than $10,000 monthly. We may, in our discretion, grant a waiver permitting larger investments (see the answer to Question 13). Any optional cash investment of less than $50 (or less than $200 for an initial investment if you are not yet a common stockholder) and the portion of any optional cash investment or investments totaling more than $10,000 monthly, except for optional cash investments made pursuant to a Request for Waiver approved by us, will be returned to you without interest. You have no obligation to make any optional cash investments under the Plan unless you elect to make such investments, and until you elect to cease such investments.
     You may make an optional cash investment when joining the Plan by enclosing with the Enrollment Form a check made payable to “Computershare — First Industrial Realty Trust, Inc.” Thereafter you may use the Automatic Monthly Electronic Deduction feature (as described in the answer to Question 15) or send a check together with the form provided with your statement of account or a written request with your account number (which is on your dividend check or available from the Plan Administrator) together with your check. All checks must be in U.S. funds and drawn on a U.S. bank. Cash, money orders, traveler’s checks and third-party checks will not be accepted.
     You may also make initial and optional cash investments online through “Investor Centre” on the Plan Administrator’s website, www.computershare.com/investor. In order to purchase shares online, you must authorize the withdrawal of funds from your bank account. You do not need to invest the same amount, or any amount, each month.

     Purchases of our common stock made with initial cash investments and with optional cash investments from current common stockholders will be made on the first Investment Date following timely delivery of your investment funds to the Plan Administrator. The “Investment Date” will be the first day of the calendar month (or the first trading day following the first calendar day of that month if the first calendar day is not a trading day).
     The Plan Administrator must receive optional cash payments no later than two trading days before the Investment Date in order for those investments to be invested in our common stock beginning on the Investment Date. Otherwise, the Plan Administrator may hold those funds and invest them beginning on the next Investment Date unless you request a refund from the Plan Administrator. No interest will be paid on funds held by the Plan Administrator pending investment. Accordingly, you may wish to transmit any optional cash investments so that they reach the Plan Administrator shortly — but not less than two trading days — before the Investment Date. This will minimize the time period during which your funds are not invested. Participants have an unconditional right to obtain the return of any cash payment up to two trading days prior to the Investment Date by sending a written request to the Plan Administrator.
9. When will my participation in the Plan begin?
     You may enroll in the Plan at any time.
     If you elect on your Enrollment Form to have dividends reinvested under the Plan, your participation in that portion of the Plan will begin on the next “Dividend Payment Date,” which is the date we next pay dividends on our common stock as declared by our Board of Directors, provided the Plan Administrator receives your Enrollment Form on or before the record date for the payment of the dividend. We have historically paid dividends between the 15th and the 25th calendar day of each January, April, July and October, with the record date typically occurring on the last trading day of the fiscal quarter to which the Dividend Payment Date relates. For example, if the record date were June 30 for the July 21 dividend payment, the Plan Administrator would have to receive your Enrollment Form on or before June 30 in order for dividends paid on your shares to be used for dividend reinvestment on July 21. If the Plan Administrator received the Enrollment Form after June 30, the July 21 dividend would be paid to you in cash and your reinvestment of cash dividends would commence with the next Dividend Payment Date on or around October 20. We cannot assure you that we will pay dividends according to this schedule in the future or at all, and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of dividends.
     If you provide us with cash with which to make an optional cash investment, your participation in that portion of the Plan will commence on the next Investment Date if your Enrollment Form and sufficient funds to be invested are received on or before two trading days prior to the next Investment Date. Should the funds to be invested arrive on or after that date, those funds will be held without interest until they can be invested on the next Investment Date unless you request a refund from the Plan Administrator.
     Once enrolled, you will remain enrolled until you discontinue participation or until we terminate the Plan. See the answers to Questions 28 and 29 regarding withdrawal from the Plan and the answer to Question 38 regarding termination of the Plan.

10. How and when can I change the amount of dividends to be reinvested?
     You may change the dividend reinvestment option online at www.computershare.com/investor or by submitting a newly executed Direct Stock Purchase Plan Enrollment Form to the Plan Administrator (see the answer to Question 7). The Plan Administrator must receive any change in the number of shares with respect to which the Plan Administrator is authorized to reinvest cash dividends prior to the record date for a Dividend Payment Date to permit the new amount to apply to that payment.
11. Am I assured of receiving a dividend?
     The payment of dividends is at the discretion of our Board of Directors and will depend upon future earnings, our financial condition and other factors. There can be no assurance as to the declaration or payment of any dividend on our common stock. We cannot assure you of a profit or protect you against a loss on our shares of our common stock that you purchase or sell under the Plan.
12. How are payments with “insufficient funds” handled?
     In the event that any check or other deposit or fund transfer is returned unpaid for any reason or your predesignated bank account does not have sufficient funds for an automatic electronic deduction, your request for investment for that purchase will be null and void. The Plan Administrator will immediately remove from your account any shares already purchased in anticipation of receiving those funds and will sell such shares. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $25 charge for any check or other deposit or fund transfer that is returned unpaid by your bank. This fee may be collected by the Plan Administrator through the sale of the number of shares from your Plan account necessary to satisfy the fee.
13. How do I request a waiver to make an optional cash investment over the maximum monthly amount?
     Optional cash investments in excess of $10,000 per month (including any initial investments in excess of $10,000) may be made only by investors that submit Requests for Waiver that we approve. We may choose not to accept Requests for Waiver during any period, or made by any individual or entity. In our sole discretion, investors who wish to make optional investments in excess of $10,000 per month should email us at waiverrequest@firstindustrial.com to determine if we are accepting Requests for Waiver. If we respond that we are then accepting Requests for Waiver, you may then submit a Request for Waiver (which can be found on our website, www.firstindustrial.com, in the “Investor Relations” section under Dividend Reinvestment and Direct Stock Purchase Plan) to us at waiverrequest@firstindustrial.com. We will contact any investor whose Request for Waiver is being considered.
     We have sole discretion to grant or to refuse to grant any Request for Waiver. In deciding whether to grant a Request for Waiver, we will consider relevant factors, including:

•	whether the Plan is then purchasing newly issued shares of common stock;

•	our need for additional funds;

•	the attractiveness of obtaining those funds through the sale of our shares under the Plan in comparison to other sources of funds;

•	the purchase price that may apply to any sale of our shares under the Plan;

•	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of our shares that party already holds; and

•	the aggregate amount of optional investments in excess of $10,000 for the month for which Requests for Waiver have been submitted.
     If Requests for Waiver are submitted in any month for a total amount greater than the amount we are then willing to accept, we may honor those requests on any basis that we, in our sole discretion, consider appropriate.
14. How do I get a refund of an optional cash purchase if I change my mind?
     You may obtain a refund of any optional cash purchase payment not yet invested by requesting, in writing, the Plan Administrator to refund your payment. The Plan Administrator must receive your request not later than two trading days prior to the next Investment Date. If the Plan Administrator receives your request later than the specified date, your cash purchase payment will be applied to the purchase of shares of our common stock under the Plan.
15. What is the Automatic Monthly Electronic Deduction feature of the Plan and how does it work?
     The Automatic Monthly Electronic Deduction feature will enable you to make optional cash investments in any amounts permitted under the Plan from a predesignated U.S. account.
     To begin Automatic Monthly Electronic Deductions, you must complete and sign a Direct Debit Authorization Form designating the amount to be withdrawn each month and the account from which funds are to be withdrawn, and return the form to the Plan Administrator. The Direct Debit Authorization Form is available on the Plan Administrator’s website at www.computershare.com/investor. You may also enroll online at www.computershare.com/investor. Your election of the Automatic Monthly Electronic Deduction feature will become effective as soon as practicable after the Direct Debit Authorization Form is processed. However, you should allow four to six weeks for the first investment to be initiated using this Automatic Monthly Electronic Deduction feature.
     Once you begin Automatic Monthly Electronic Deductions, the Plan Administrator will withdraw funds from your designated account on the 25th day of each month, or the next trading day if the 25th is not a trading day. Those funds will be invested in our shares on the next Investment Date for optional cash investments.
     You may change the amounts of your future Automatic Monthly Electronic Deductions online at www.computershare.com/investor or by completing and sending to the Plan Administrator a new Direct Debit Authorization Form. You may terminate Automatic Monthly Electronic Deductions by notifying the Plan Administrator in writing or online at

www.computershare.com/investor. Your request will be processed and will become effective as promptly as is practicable.
Purchases and Price
16. What is the source of the shares purchased under the Plan?
     Shares of our common stock purchased for your account under the Plan will be purchased by the Plan Administrator either from us out of our authorized but unissued shares or from third parties on the open market or in privately negotiated transactions. We may, in our sole discretion, determine the source from which shares will be purchased under the Plan.
17. When will the shares be purchased for my account?
     If the Plan Administrator is purchasing your shares with reinvested dividends, your shares will be purchased on the Dividend Payment Date, or the next trading day, if the Dividend Payment Date falls on a non-trading day, then the next trading day. We cannot give you any assurance that we will declare or pay dividends, and nothing contained in the Plan obligates us to declare or pay any dividends. The Plan is not a guarantee of future dividends.
     If the Plan Administrator is purchasing your shares with optional cash investments, your shares will be purchased beginning on the next Investment Date. You should be aware that when the Plan Administrator is purchasing shares on the open market, regulations may require the Plan Administrator to make the purchases on a date later than the date otherwise specified by the Plan.
     If the Plan Administrator is purchasing your shares with optional cash investments pursuant to an approved Request for Waiver, your shares will be purchased over an investment period of ten trading days, which we refer to as the Waiver Investment Period. A Waiver Investment Period may not include or straddle any Dividend Payment Date or the two trading days immediately preceding or immediately following any Dividend Payment Date. In addition, purchases will only be made for your account on trading days within the Waiver Investment Period on which trades of our common stock are reported on the NYSE and the Threshold Price, as described in the answer to Question 20, is satisfied. Each trading day in the Waiver Investment Period on which these conditions are satisfied is referred to as a Waiver Investment Date. In connection with an approved Request for Waiver, the Plan Administrator will purchase for your account, on each Waiver Investment Date, the maximum number of shares that may be purchased with one-tenth of your total proposed investment, which we refer to as the Daily Waiver Investment Amount. At your request, the Plan Administrator will deposit with DTC shares purchased for your account pursuant to a request for waiver, for a service charge of $100 per deposit.
18. What will be the price of the shares purchased with reinvested dividends under the Plan?
Shares Acquired Directly from Us
     The shares acquired directly from us under the Plan with reinvested dividends will be purchased at a price equal to the Trading Price on the Dividend Payment Date, subject to any discount. “Trading Price” means, for any given date, the volume weighted average price of our common stock, rounded to four decimal places, as reported by the New York Stock Exchange for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NYSE closing print) on that date, obtained from Bloomberg, LP. Any discount will be fixed in our sole discretion, and may be no greater than 5% of the Trading Price on the Dividend Payment Date. The discount may be initiated, eliminated or adjusted at any time and in our sole discretion. We intend to communicate the discount, if any, through our website, www.firstindustrial.com, in the “Investor Relations” section under “Dividend Reinvestment and Direct Stock Purchase Plan.”
Open Market Purchases or Privately Negotiated Transactions
     The shares acquired through open market or privately negotiated transactions under the Plan with reinvested dividends will be purchased at a price equal to the volume weighted average price of all shares acquired on the Dividend Payment Date and any additional days required for the Plan Administrator to complete the purchase of the requisite number of shares. Shares of our common stock purchased with reinvested dividends in the open market or in privately negotiated transactions will not be eligible for any purchase price discount.

19. What will be the price of the shares purchased with both initial and optional cash investments up to $10,000?
Shares Acquired Directly from Us
     The shares purchased directly from us will be purchased at a price equal to the Trading Price on the applicable Investment Date, subject to any discount. Any discount will be fixed in our sole discretion, but may be no greater than 5% of the Trading Price of the shares on the Investment Date. The discount may be initiated, eliminated or adjusted at any time in our sole discretion. We intend to communicate the discount, if any, through our website, www.firstindustrial.com, in the “Investor Relations” section under “Dividend Reinvestment and Direct Stock Purchase Plan.”
Open Market Purchases or Privately Negotiated Transactions
     Independent Agent. An independent agent appointed by the Plan Administrator may buy our shares for the Plan by purchasing them in the open market or in privately negotiated transactions. Except for any limitations imposed by federal or state securities laws, the Plan Administrator’s independent agent will have full discretion as to all matters relating to open-market purchases for the Plan. The agent will determine the number of shares, if any, to be purchased on any given day, the time of any purchase, the price to be paid for shares, the markets in which shares are to be purchased and the persons (including brokers or dealers) from or through whom purchases are made.
     Price. The purchase price of our shares purchased on the open market or in privately negotiated transactions under the Plan will be equal to the volume weighted average price of all shares acquired by the Plan Administrator or its independent agent on the Investment Date and any additional days required for the Plan Administrator to complete the purchase of the requisite number of shares. Shares of our common stock purchased with optional cash investments in the open market or in privately negotiated transactions will not be eligible for any purchase price discount.
     Timing and Control. Purchases may be made over a number of days to meet the requirements of the Plan. No interest will be paid on funds held by the Plan Administrator pending investment. The Plan Administrator’s independent agent may commingle your funds with those of other participants in the Plan to execute purchase transactions.
     Because the Plan Administrator may arrange for the purchase of shares on behalf of the Plan via open-market transactions through an independent agent, neither we nor any participant in the Plan has the authority or power to control either the timing or the pricing of the shares purchased on the open market. Therefore, you will not be able to precisely time your purchases through the Plan, and you will bear the market risk associated with fluctuations in the price of our common stock. It is anticipated that the independent agent will try to apply all funds to the purchase of shares before the next Investment Date, subject to any applicable requirements of federal or state securities laws.

20. What will be the price of the shares purchased pursuant to a Request for Waiver?
     The price of the shares purchased by the Plan Administrator for your account in connection with an approved Request for Waiver will be based on the Trading Price on each Waiver Investment Date. We may, in our sole discretion, establish prior to the beginning of a Waiver Investment Period a minimum price, which we refer to as the Threshold Price, applicable to purchases of shares during the Waiver Investment Period. We may also provide for a discount to be applied to the transaction. The discount will be available only for shares purchased directly from us and, on any Waiver Investment Date, may be no greater than 5% of the Trading Price on that Waiver Investment Date.
Threshold Price
     We may establish prior to the beginning of any Waiver Investment Period a Threshold Price applicable to optional cash investments made pursuant to a Request for Waiver. This determination will be made by us in our sole discretion after a review of current market conditions, the level of participation in the Plan, current and projected capital needs, and other factors. A Threshold Price established for a Request for Waiver will not necessarily apply to any other Request for Waiver, and different Threshold Prices may apply to different Requests for Waiver in any given month. Setting a Threshold Price for a Waiver Investment Period does not affect the setting of a Threshold Price for any subsequent Waiver Investment Period. For any particular month or any particular Request for Waiver, we may waive our right to set a Threshold Price. Neither we nor the Plan Administrator will be required to provide any written notice to you as to the Threshold Price for any Waiver Investment Period.
     If we establish a Threshold Price for any Request for Waiver, we will state the Threshold Price as a dollar amount that the Trading Price of our common stock must equal or exceed for each trading day of the relevant Waiver Investment Period. In the event that the Threshold Price is not satisfied for a particular trading day in the Waiver Investment Period, then that date will not be considered a Waiver Investment Date, and no shares will be purchased pursuant to the Request for Waiver on that trading day of the Waiver Investment Period. A trading day will also not be a Waiver Investment Date if no trades of common stock are made on the NYSE for that day. The Daily Waiver Investment Amount will be returned for each trading day of a Waiver Investment Period that is not a Waiver Investment Date.

For example, if the Threshold Price is not satisfied or no trades are reported for three of the ten trading days in a Waiver Investment Period, 3/10 (i.e., 30%) of such optional cash investment will be returned to you without interest after the end of the Waiver Investment Period. The establishment of the Threshold Price and the possible return of a portion of the investment apply only to optional cash investments made pursuant to a Request for Waiver.
Waiver Discount
     We may also establish a discount from the market price applicable for shares purchased directly from us in connection with optional cash investments made pursuant to a Request for Waiver. The Waiver Discount applicable to purchases made on any Waiver Investment Date may be from 0% to 5% of the Trading Price on that Waiver Investment Date, and may vary with each Request for Waiver. The waiver discount will be established at our sole discretion.
     A waiver discount offered for a particular Request for Waiver will not necessarily apply to any other Request for Waiver, and we may establish different waiver discounts for different Requests for Waiver in a Waiver Investment Period.
21. Is the discount for shares purchased under the Plan subject to change?
     The discount on shares purchased directly from us will not exceed 5% of the Trading Price on the applicable Investment Date, Dividend Payment Date or Waiver Investment Date, and is subject to change or discontinuance at our discretion at any time based on a number of factors, including current market conditions, the level of participation in the Plan and our current and projected capital needs. We intend to communicate the discount, if any, for any Investment Date or Dividend Payment Date through our website, www.firstindustrial.com, in the “Investor Relations” section under “Dividend Reinvestment and Direct Stock Purchase Plan.”
22. How will the number of shares purchased for my account be determined?
Dividend Reinvestments and Optional Cash Investments up to $10,000
     The number of shares to be purchased for your account as of any Investment Date or Dividend Payment Date will be equal to the total dollar amount to be invested for you divided by the Trading Price on that Investment Date or Dividend Payment Date, less any applicable discount, computed to the sixth decimal place. More information regarding the applicable purchase price for dividend reinvestments and optional cash investments is available in the answers to Questions 18 and 19.
     The total dollar amount to be invested as of any Dividend Payment Date will be the sum of  the cash dividends on the number of shares applicable under your dividend reinvestment option (see the answer to Question 8) to be reinvested in our common stock.
     The amount to be invested may be reduced by any amount we are required to deduct for federal tax withholding purposes (see “Certain U.S. Federal Income Tax Considerations,” below).

Optional Cash Investment Pursuant to a Request for Waiver
     The number of shares to be purchased for your account on each Waiver Investment Date will be equal to the Daily Waiver Investment Amount divided by the Trading Price on that Waiver Investment Date, as reduced by any applicable waiver discount, computed to the sixth decimal place. More information regarding the Daily Waiver Investment Amount is available in the answer to Question 17.
Sales of Common Shares
23. May I request that shares held in my account be sold?
     Yes, you may request that all or any portion of the shares held in your account be sold either when an account is being terminated (see the answers to Questions 28 and 29) or without terminating the account. However, a fractional common share will not be sold unless all whole shares held in the account are sold. If all shares (including any fractional share) held in your account are sold, the account will be terminated automatically, and you will have to complete and file a new Enrollment Form or enroll online in order to participate again in the Plan (see the answer to Question 30).
     You may sell shares in your account by either of the following methods:
•	Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through “Investor Centre” or by calling the Plan Administrator directly at 1-800-446-2617. Market order sale requests received at www.computershare.com/investor through “Investor Centre” or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by the Plan Administrator’s broker, less a service charge of $25 per order and a processing fee of $0.12 per share sold.

•	Batch Order: A batch order is an accumulation of all sales requests by Plan participants which is submitted by the Plan Administrator as a single order. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five trading days after the date on which the order is received (unless deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com/investor through “Investor Centre,” by calling the Plan Administrator directly at 1-800-446-2617 or in writing. All sales requests received in writing will be submitted as batch order sales. To maximize cost savings for batch order sale requests, the Plan Administrator will seek to sell shares in round lot transactions. For this purpose the Plan Administrator may combine each selling participant’s shares with those of other selling Plan participants. In every case of a batch order sale, the sale price for each selling Plan participant shall be the weighted average sale price obtained by the Plan Administrator’s broker for each batch order processed by the Plan Administrator and executed by the broker, less a service charge of $15 per order and a processing fee of $0.12 per share sold.
Sale Proceeds are normally paid by check and distributed within 24 hours after settlement of the sale transaction.
24. What happens when I sell or transfer all the shares registered in my name?
     Your participation in the Plan with respect to such holdings is automatically terminated.
Stock Certificates
25. Will I receive certificates for shares purchased under the Plan?
     Common shares purchased under the Plan are registered in the name of the Plan Administrator or its nominee as agent for the participants in the Plan. No certificates for any number of shares credited to your Plan account will be issued to you unless you request them from the Plan Administrator. Requests may be made online at www.computershare.com/investor, in writing or by phone at 1-800-446-2617, and will be processed by the Plan Administrator within five trading days. There is no charge for this service. Any remaining whole shares and any fractional shares will continue to be credited to your account. Certificates for fractional shares will not be issued.
     Shares of our common stock which are purchased for and credited to your account under the Plan may not be pledged. If you wish to pledge such shares, you must request that a certificate for such shares first be issued in your name.
26. What is the effect on my account if I request a certificate for whole shares held in the account?
     If you maintain an account for reinvestment of dividends, all dividends on the shares for which a certificate is requested will continue to be reinvested under the Plan unless you file a new Direct Stock Purchase Plan Enrollment Form changing your investment election or terminate your Plan participation.
27. May shares held in certificate form be deposited in my account?
     At any time, you may deposit with the Plan Administrator any certificates for shares registered in your name for safekeeping under the Plan. There is no charge for this custodial service, and, by making the deposit, you avoid responsibility for loss, theft or destruction of the certificate.
     Certificates sent to the Plan Administrator should not be endorsed. If you elect to deposit certificates with the Plan Administrator for safekeeping, the Plan Administrator recommends that you send those certificates by certified or registered mail, return receipt requested, or via some other form of traceable delivery, and properly insured. The Plan Administrator will send you a statement confirming each deposit of certificates.

     The Plan Administrator will credit the shares represented by the certificates to your account in “book-entry” form and will combine the shares with any whole and fractional shares then held in your Plan account.
Withdrawal From the Plan
28. May I withdraw from the Plan?
     Yes, you may terminate your participation in the Plan at any time online at www.computershare.com/investor, by calling the Plan Administrator, by using the tear-off form attached to your account statement or by writing a notice of termination to the Plan Administrator using the address found in the answer to Question 4.
29. What happens when I terminate my account?
     If the Plan Administrator receives your notice of termination near a Dividend Payment Date and dividends are to be reinvested under your existing Enrollment Form, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, the Plan Administrator will process the termination as soon as practicable, but in no event later than five trading days after the investment is completed. When terminating an account, you may request that a stock certificate be issued for all whole shares held in the account. As soon as practicable after it receives your notice of termination, the Plan Administrator will send to you (a) a certificate for all whole shares held in the account and (b) a check representing the value of any fractional common share held in the account. That check will be based on the then market value of our common stock, less a $15 service charge and any processing fees. All dividends paid after an account is terminated will be paid to you, unless you re-elect to participate in the Plan.
     When terminating an account, you may request that all shares, both full and fractional, in your Plan account be sold or that some of the shares be sold and a certificate be issued for the remaining shares. The Plan Administrator will pay you the net proceeds of any sale (see the answer to Question 23).
30. When may a common stockholder re-elect to participate in the Plan?
     Generally, a common stockholder of record may re-elect to participate at any time. However, we and the Plan Administrator reserve the right to reject any Enrollment Form on the grounds of excessive participation and withdrawal. This reservation is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term common stockholder investment service.
Reports to Participants
31. How will I keep track of my investments?
     After an investment is made under the Plan for your account, the Plan Administrator will send you a statement that will provide a record of the cost of the shares purchased for your account, the number of shares purchased, the date on which the shares were credited to your account and the total number of shares in your account. In addition, you will be sent income tax information for reporting dividends. You may also obtain information about your account any time through the “Investor Centre” section of the Plan Administrator’s website, www.computershare.com/investor.
Other Information
32. What happens if the Company issues a stock dividend or declares a stock split?
     Upon a stock dividend or a stock split payable in shares, the Plan Administrator will receive and credit to your account the applicable number of whole and/or fractional shares based on the number of shares held in your account as of the record date for the stock dividend or split.
33. If the Company issues rights to purchase securities to the common stockholders, how will the rights on shares held in my account be handled?
     If we have a rights offering in which separately tradable and exercisable rights are issued to registered common stockholders, the rights attributable to whole shares held in your Plan account will be transferred to you as promptly as practicable after the rights are issued.
34. How are the shares in my account voted at stockholder meetings?
     We will send you proxy materials for shares registered in the Plan Administrator’s name under the Plan in the same manner as any shares registered in your own name. Shares of our common stock credited to your Plan account may also be voted in person at the meeting.
35. What are the Company’s and the Plan Administrator’s responsibilities under the Plan?
     We and the Plan Administrator, in administering the Plan, are not liable for any act done in good faith or required by applicable law or for any good faith omission to act, including any claim of liability (a) arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt by the Plan Administrator of notice in writing of such death, (b) with respect to the prices and times at which shares are purchased or sold for a participant, or (c) with respect to any fluctuation in market value before or after any purchase or sale of shares.
     We and the Plan Administrator will not have any duties, responsibilities or liabilities other than those expressly set forth in the Plan or as imposed by applicable laws, including federal securities laws. Because the Plan Administrator has assumed all responsibility for administering the Plan, we specifically disclaim any responsibility for any of the Plan Administrator’s actions or inactions in connection with the administration of the Plan. None of our directors, officers, employees or stockholders will have any personal liability under the Plan.
     We and the Plan Administrator will be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.
     The Plan Administrator may resign as administrator of the Plan, in which case we would appoint a successor administrator. In addition, we may replace the Plan Administrator with a successor administrator at any time.

36. What are my responsibilities under the Plan?
     The shares in your account may revert to the state in which you live if the shares are deemed, under your state’s laws, to have been abandoned by you. For this reason, you should notify the Plan Administrator promptly of any change of address. The Plan Administrator will address account statements and other communications to you at the last address you provide to them.
     You will have no right to draw checks or drafts against your account or, except as expressly provided herein to instruct the Plan Administrator with respect to any shares or cash held by the Plan Administrator.
37. May the Plan be amended, suspended or terminated?
     While we expect to continue the Plan indefinitely, we may amend, suspend or terminate the Plan at any time, but such action will have no retroactive effect that would prejudice your interests. To the extent practicable, any such amendment, suspension or termination will be announced at least 30 days prior to its effective date.
38. What happens if the Plan is terminated?
     You will receive (a) a certificate for all whole shares held in your account and (b) a check representing the value of any fractional common share held in your account and any uninvested cash held in the account. Orders pending on or after the effective date of the termination of the Plan will not be filled.
39. Who interprets and regulates the Plan?
     We are authorized to issue interpretations, adopt regulations and take actions we deem reasonably necessary to effectuate the Plan. Any action to effectuate the Plan taken by us or the Plan Administrator in the good faith exercise of our respective judgment will be binding on all Plan participants.
40. May the transfer agent and registrar for the shares change?
     Computershare Trust Company, N.A., our Plan Administrator, presently also acts as transfer agent and registrar for our shares. We reserve the right to terminate the transfer agent or Plan Administrator and appoint a new transfer agent or Plan Administrator or administer the Plan ourselves. All participants will receive notice of any such change.
41. What law governs the Plan?
     The terms and conditions of the Plan and its operation will be governed by the laws of the State of Maryland.
DESCRIPTION OF COMMON STOCK
     The following is a summary of the material terms of our common stock. You should read our charter and our amended and restated bylaws, which we refer to as our bylaws, which are each incorporated by reference to the registration statement of which this prospectus is a part.

General
     Under our charter, we have authority to issue 100 million shares of our common stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation’s debts or obligations. At April 25, 2008, we had outstanding 44,301,123 shares of our common stock.
Terms
     Subject to the preferential rights of any other shares or series of stock, including preferred stock outstanding from time to time, and to the provisions of our charter regarding excess stock, common stockholders will be entitled to receive dividends on shares of our common stock if, as and when authorized and declared by our Board of Directors out of assets legally available for that purpose. Subject to the preferential rights of any other shares or series of stock, including preferred stock outstanding from time to time, and to the provisions of our charter regarding excess stock, common stockholders will share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of the Company. For a discussion of excess stock, see “Restrictions on Transfer of Capital Stock.”
     Subject to the provisions of our charter regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, common stockholders will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares of common stock will not be able to elect any directors.
     Common stockholders have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.
     Subject to the provisions of our charter regarding excess stock, all shares of common stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.
     Under Maryland General Corporate Law, or the MGCL, a corporation generally cannot, subject to certain exceptions, dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless the corporation’s articles of incorporation set forth a lesser percentage, which percentage shall not be less than a majority of all of the votes entitled to be cast on the matter. Our charter does not provide for a lesser percentage in such situations.
Restrictions on Ownership
     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, actually or by attribution, by five or fewer individuals,

as defined in the Code to include certain entities, during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by individuals of our outstanding equity securities. See “Restrictions on Transfer of Capital Stock.”
Transfer Agent
     The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
CERTAIN PROVISIONS OF MARYLAND LAW AND
THE COMPANY’S CHARTER AND BYLAWS
     The following summary of certain provisions of Maryland law is not complete and is qualified by reference to Maryland law and our charter and bylaws, which are incorporated by reference to the registration statement of which this prospectus is a part.
Business Combinations
     Under the MGCL, certain “business combinations” (as defined in the MGCL) between a Maryland corporation and an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Under the MGCL, an “interested stockholder” includes a person who is:
•	the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the outstanding voting stock of the corporation; or

•	an affiliate or associate of the corporation and was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then-outstanding stock of the corporation at any time within the two-year period immediately prior to the date in question.
     For the purposes of the preceding paragraph MGCL defines business combinations to include certain mergers, consolidations, share exchanges and asset transfers, some issuances and reclassifications of equity securities, the adoption of a plan of liquidation or dissolution or the receipt by an interested stockholder or its affiliate of any loan advance, guarantee, pledge or other financial assistance or tax advantage provided by the Company. After the five-year moratorium period, any such business combination must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:
•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation voting together as a single group; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or by any affiliate or associate of the interested stockholder voting together as a single voting group.
     The super-majority vote requirements will not apply if, among other things, the corporation’s stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the most recent time that the interested stockholder becomes an interested stockholder. Our charter exempts from these provisions of the MGCL any business combination in which there is no interested stockholder other than Jay H. Shidler, the Chairman of our Board of Directors, or any entity controlled by Mr. Shidler, unless Mr. Shidler is an interested stockholder without taking into account his ownership of shares of our common stock and the right to acquire shares of common stock in an aggregate amount that does not exceed the number of shares of common stock that he owned and had the right to acquire, including through the exchange of limited partnership units of the Operating Partnership, at the time of the consummation of our initial public offering.
Control Share Acquisitions
     The MGCL provides that “control shares” (as defined in the MGCL) of a Maryland corporation acquired in a “control share acquisition” (as defined in the MGCL) have no voting rights except to the extent approved by a vote of holders of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are also employees of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:
•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
     Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of ownership of or power to direct the voting power of issued and outstanding control shares, subject to certain exceptions.
     A person who has made or proposes to make a control share acquisition may compel the Board of Directors, upon satisfaction of certain conditions, including an undertaking to pay certain expenses, to call a special meeting of stockholders to be held within 50 days after receiving a demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any meeting of stockholders.
     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved. The corporation’s redemption of the control shares will be for fair value determined, without regard to the absence of voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.
     The control share acquisition statute does not apply to:
•	shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

•	acquisitions approved or exempted by our charter or bylaws.
     Our bylaws contain a provision exempting any and all acquisitions of its shares of capital stock from the control share provisions of the MGCL. There can be no assurance that this bylaw provision will not be amended or eliminated in the future.
Amendment of Charter
     Except for certain minor exceptions permitted under the MGCL (e.g. modifying the number of shares of stock authorized to be issued or to effect a reverse stock split), our charter, including the provisions on classification of the Board of Directors discussed below, may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.
Meetings of Stockholders
     Our bylaws provide for annual meetings of stockholders to be held on the third Wednesday in April or on any other day as may be established from time to time by our Board of Directors. Special meetings of stockholders may be called by:
•	our Chairman of the Board or our President;

•	a majority of the Board of Directors; or

•	stockholders holding at least a majority of our outstanding capital stock entitled to vote at the meeting.
     Our bylaws provide that any stockholder of record wishing to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice and certain supporting documentation to the Company relating to the nomination or proposal not less than 75 days nor more than 180 days prior to the anniversary date of the prior year’s annual meeting or special meeting in lieu thereof, which we refer to as the Anniversary Date. If the annual meeting is called for a date more than seven calendar days before the Anniversary Date, stockholders generally must provide written notice within 20 calendar days after the date on which notice of the meeting is mailed to stockholders or the date of the meeting is publicly disclosed.
     Although our bylaws do not give our Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal. Our bylaws may have those effects without regard to whether consideration of the nominees or proposal might be harmful or beneficial to us and our stockholders.
Classification of the Board of Directors
     Our bylaws provide that the number of directors may be established by the Board of Directors but may not be fewer than the minimum number required by Maryland law nor more than twelve. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire Board of Directors. Any director elected by the Board to fill a vacancy will be subject to election at the next annual meeting of stockholders. Under the terms of our charter, the directors are divided into three classes holding office for terms expiring at the annual meetings of stockholders to be held in 2009, 2010 and 2011. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified. We believe that classification of our Board of Directors will help to assure the continuity and stability of our business strategies and policies as determined by our Board of Directors.
     The classified board provision could have the effect of making the removal of incumbent directors more time consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to us and our stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of shares of common stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.
RESTRICTIONS ON TRANSFER OF CAPITAL STOCK
     For us to qualify as a REIT under the Code, among other things, not more than 50% in value of our outstanding capital stock may be owned, actually or by attribution, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Our capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter tax year. See “Certain U.S. Federal Income Tax Considerations.” To ensure that we remain a qualified REIT, our charter, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than an aggregate of 9.9% in value of our capital stock. Any transfer of capital stock or any security convertible into capital stock that would create a direct or indirect ownership of capital stock in excess of the ownership limit or that would result in our disqualification as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in us being “closely held” within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to the capital stock.
     Capital stock owned, deemed to be owned, or transferred to a stockholder in excess of the ownership limit will automatically be exchanged for shares of “excess stock,” as defined in our charter, which shares will be transferred, by operation of law, to us as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the ownership limit. While the excess stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and it will not be entitled to participate in the accumulation or payment of dividends or other distributions. A transferee of excess stock may, at any time such excess stock is held by us in trust, designate as beneficiary of the transferee stockholder’s interest in the trust representing the excess stock any individual whose ownership of the capital stock exchanged into such excess stock would be permitted under the ownership limit, and may transfer that interest to the beneficiary at a price not in excess of the price paid by the original transferee-stockholder for the capital stock that was exchanged into excess stock. Immediately upon the transfer to the permitted beneficiary, the excess stock will automatically be exchanged for capital stock of the class from which it was converted.
     In addition, we will have the right, for a period of 90 days during the time any excess stock is held by us in trust, and, with respect to excess stock resulting from the attempted transfer of our preferred stock, at any time when any outstanding shares of preferred stock of the series are being redeemed, to purchase all or any portion of the excess stock from the original transferee-stockholder at the lesser of the price paid for the capital stock by the original transferee-stockholder or the market price of the capital stock, as determined in the manner set forth in our charter, on the date we exercise our option to purchase or, in the case of a purchase of excess stock attributed to preferred stock which has been called for redemption, at its stated value, plus all accumulated and unpaid dividends to the date of redemption. The 90-day period begins on the date of the violative transfer if the original transferee-stockholder gives notice to us of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.
DISTRIBUTIONS
     We currently pay regular quarterly dividends to holders of our shares. Any future dividends will be authorized by our Board of Directors and declared by us based upon a number of factors, including the amount of funds from operations, our financial condition, debt service requirements, the dividend requirements for our preferred shares, capital expenditure requirements for our properties, our taxable income, the annual distribution requirements under the REIT provisions of the Code and other factors our directors deem relevant. Our ability to make dividends to our stockholders will depend on our receipt of distributions from our Operating Partnership. We can make no assurances to you about our ability to make future dividends.
PLAN OF DISTRIBUTION
     Subject to the discussion below and in certain instances, we will distribute newly issued shares of common stock sold under the Plan. Unless directed otherwise, purchases and sales under the Plan usually will be made through the Plan Administrator. You will only be responsible for a transaction fee and your pro rata share of trading fees and any brokerage commissions associated with your sales of shares of common stock attributable to you under the Plan. We will pay for all fees and commissions associated with your purchases under the Plan.

     We may sell common stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These shares, including shares acquired through waivers granted with respect to the stock purchase program of the Plan, may be resold in market transactions (including coverage of short positions) on any national security exchange or automated quotation system on which common stock is traded or quoted, or in privately negotiated transactions. Our common stock is listed on the NYSE under the symbol “FR.” The difference between the price owners who may be deemed to be underwriters pay us for shares of common stock acquired under the Plan, after deduction of the applicable discount, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by these owners in connection with such transactions.
     Pursuant to the Plan, we may be requested to approve optional cash purchases in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of participants that may be engaged in the securities business. In deciding whether to approve these requests, we will consider relevant factors including, but not limited to:
•	whether the Plan is then purchasing newly issued shares of common stock or is purchasing our shares in the open market;

•	our need for additional funds;

•	the attractiveness of obtaining those funds through the sale of our shares under the Plan in comparison to other sources of funds;

•	the purchase price that may apply to any sale of our shares under the Plan;

•	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of shares that party holds of record; and

•	the aggregate amount of optional investments in excess of $10,000 for the month for which Requests for Waiver have been submitted.
     Persons who acquire shares of common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, may under some circumstances be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to these persons any rights or privileges other than those to which they would be entitled as a Plan participant, nor will we enter into any agreement with these persons regarding their purchase of the shares or any resale or distribution thereof. We may, however, approve requests for optional cash purchases by these persons in excess of allowable maximum limitations. If requests are submitted for any Investment Date for an aggregate amount in excess of the amount that we are willing to accept, we may honor the requests in order of receipt, pro rata or by any other method which we determine to be appropriate.
     Subject to the availability of common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount acquired through the reinvestment of dividends and optional cash payments under the Plan.

     Common stock may not be available under the Plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
     The following is a general summary of the material United States federal income tax consequences to U.S. participants of participating in the Plan, as well as considerations regarding our election to be taxed as a REIT and the ownership and disposition of our common stock offered by this prospectus. This summary is for general information only and is not tax advice This discussion is based on the Code, Treasury Regulations and administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus, and all of which are subject to change, possibly with retroactive effect. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities, insurance companies, tax-exempt entities (except as described herein), expatriates, persons subject to the alternative minimum tax, financial institutions and partnerships or other pass-through entities. This section applies only to purchasers of common stock who hold such stock as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss any state, local or foreign tax consequences associated with the participation in the Plan, the ownership, sale or other disposition of our stock or our election to be taxed as a REIT.
You are urged to consult your tax advisors, regarding the specific tax consequences to you of:
•	participation in the Plan;

•	the acquisition, ownership, and/or sale or other disposition of the common stock offered under this prospectus, including the federal, state, local, foreign and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in the applicable tax laws.
     When we use the term “US stockholder” or “U.S. participant,” we mean a holder of our common stock or a participant in the Plan, respectively, who, for United States federal income tax purposes is:
•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of that trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or it has a valid election in place to be treated as a U.S. person.
Participation in the Plan by U.S. Participants
     The following summary describes certain United States federal income tax consequences of participating in the Plan to U.S. participants.
     Distributions you receive on shares of our common stock you hold in the Plan and that are reinvested in newly issued shares will be treated for federal income tax purposes as a taxable stock distribution to you. Accordingly, you will receive taxable dividend income in an amount equal to the fair market value of the shares of our common stock that you receive on the date we make distributions (to the extent we have current or accumulated earnings and profits for federal income tax purposes). We intend to take the position that the fair market value of the newly issued shares purchased with reinvested distributions equals the volume weighted average price of our common stock, rounded to four decimal places, as reported by the New York Stock Exchange for the trading hours from 9:30 a.m. to 4:00 p.m. Eastern time (through and including the NYSE closing point) on the date that we issue the shares to you, obtained from Bloomberg, LP. The treatment described above will apply to you whether or not the shares are issued to you at a discount. On the other hand, we intend to take the position that distributions you receive on shares of our common stock you hold in the Plan that are reinvested in shares of our common stock purchased by the agent in the open market or in privately negotiated transactions are treated for federal income tax purposes as a taxable dividend to you in an amount equal to the purchase price of such shares (to the extent that we have current or accumulated earnings and profits for federal income tax purposes).
     Your statement of account will show the fair market value of the common stock purchased with reinvested distributions on the applicable date we issue the shares to you. You also will receive a Form 1099-DIV after the end of the year which will show for the year your total dividend income, your amount of any return of capital distribution and your amount of any capital gain dividend.
     The IRS has indicated in certain private letter rulings that a participant in both the dividend reinvestment and optional cash purchase portions of a plan similar to our Plan who makes an optional cash purchase under the Plan will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the common shares over the amount of the optional cash payment made by the participant. Certain other private letter rulings have held that a participant in only the optional cash purchase portion of a plan who makes an optional cash purchase of shares under the plan at a discount will not be treated as having received a distribution. We presently intend to take the position that a holder who makes an optional cash purchase of common shares under the Plan will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the common shares, including any discount, over the amount of the optional cash payment made by the participant. We also intend to take the position that the fair market value for such determination will be equal to the volume-weighted average NYSE prices of our common stock on the applicable investment date. Any such distribution would result in taxable dividend income, reduced basis in the shares of common stock, capital gain or some combination thereof, under the rules described above.

     Under the Plan, we will bear any trading fees or brokerage commissions related to the acquisition of, but not the sale of, shares of our common stock. The IRS has held in certain private letter rulings that brokerage commissions paid by a corporation with respect to open market purchases on behalf of participants in a dividend reinvestment plan or pursuant to the optional cash purchase features of a plan were to be treated as constructive distributions to participants who were shareholders of the corporation. In these rulings the IRS determined that the payment of these fees or commissions was subject to income tax in the same manner as distributions and includable in the participant’s cost basis of the shares purchased. Accordingly, to the extent that we pay brokerage commissions with respect to any open market or privately negotiated purchases made with reinvested dividends or optional cash purchases by the agent, we presently intend to take the position that shareholder participants received their proportionate amount of the commissions as distributions in addition to the amounts described above. We intend to take the position that administrative expenses of the Plan paid by us are not constructive distributions to you.
     Your tax basis in your common shares acquired under the dividend reinvestment features of the Plan generally will equal the total amount of distributions you are treated as receiving, as described above. Your tax basis in your common shares acquired through an optional cash purchase under the Plan generally will equal the total amount of any distributions you are treated as receiving, as described above, plus the amount of the optional cash payment. Your holding period for the shares of our common stock acquired under the Plan will begin on the day following the date such shares were purchased for your account. Consequently, shares of our common stock purchased in different quarters will have different holding periods.
     You will not realize any gain or loss when you receive certificates for whole shares of our common stock credited to your account, either upon your request, when you withdraw from the Plan or if the Plan terminates. However, you will recognize gain or loss when whole shares of our common stock or rights applicable to our common stock acquired under the Plan are sold or exchanged. You will also recognize gain or loss when you receive a cash payment for a fractional share of our common stock credited to your account when you withdraw from the Plan or if the Plan terminates. The amount of your gain or loss will equal the difference between the amount you receive for your shares or fractional shares of our common stock or rights applicable to common stock, net of any costs of sale paid by you, and your tax basis of such shares.
Taxation of the Company
     The following is a general discussion of certain material U.S. federal income tax consequences of the ownership and disposition of our common stock and of our qualification and taxation as a REIT.
          As used herein, the term “non-U.S. stockholder” means a holder of our common stock that for U.S. federal income tax purposes is either a nonresident individual alien or a corporation, estate or trust that is not a U.S. stockholder.
     The U.S. federal income tax treatment of a partner in a partnership holding common stock will depend on the activities of the partnership and the status of the partner. A partner in such partnership should consult its own tax advisor regarding the federal income treatment to the partner of such partnership holding our common stock.

Taxation of the Company as a REIT
     This section is a summary of the material U.S. federal income tax matters of general application pertaining to REITs under the Code. This discussion is based upon current law, which is subject to change, possibly on a retroactive basis. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. This section does not discuss U.S. federal estate or gift taxation or state, local or foreign taxation.
   In the opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP:
•	commencing with our taxable year ended December 31, 1994, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code; and

•	our current and proposed method of operation (as represented by us to Barack Ferrazzano Kirschbaum & Nagelberg LLP in a written certificate) will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code.
     Barack Ferrazzano Kirschbaum & Nagelberg LLP’s opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters with respect to us and certain partnerships, limited liability companies and corporations through which we hold substantially all of our assets. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, as a matter of fact, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Barack Ferrazzano Kirschbaum & Nagelberg LLP. No assurance can be given that the actual results of our operations for any particular taxable year will satisfy those requirements.
     To qualify as a REIT under the Code for a taxable year, we must meet certain organizational and operational requirements, which generally require us to be a passive investor in real estate and to avoid excessive concentration of ownership of our capital stock. Generally, at least 75% of the value of our total assets at the end of each calendar quarter must consist of real estate assets, cash or governmental securities. We generally may not own securities possessing more than 10% of the total voting power, or representing more than 10% of the total value, of the outstanding securities of any issuer, and the value of any one issuer’s securities may not exceed 5% of the value of our assets. Shares of qualified REITs, qualified temporary investments, shares of certain wholly owned subsidiary corporations known as “qualified REIT subsidiaries” and shares of certain subsidiary corporations known as “taxable REIT subsidiaries” are exempt from these prohibitions. A REIT may own up to 100% of the securities of a taxable REIT subsidiary subject only to the limitations that the aggregate value of the securities of all taxable REIT subsidiaries owned by the REIT does not exceed 20% of the value of the assets of the REIT, and the aggregate value of all securities owned by the REIT (including the securities of all taxable REIT subsidiaries, but excluding governmental securities) does not exceed 25% of the value of the assets of the REIT. A taxable REIT subsidiary generally is any corporation (other than another REIT and corporations involved in certain lodging, healthcare, franchising and licensing activities) owned by a REIT with respect to which the REIT and such corporation jointly elect that such corporation shall be treated as a taxable REIT subsidiary.

     Also, for each taxable year, at least 75% of a REIT’s gross income must be derived from specified real estate sources and 95% must be derived from such real estate sources plus certain other permitted sources. Real estate income for purposes of these requirements includes:
•	gain from the sale of real property not held primarily for sale to customers in the ordinary course of business;

•	dividends on REIT shares;

•	interest on loans secured by mortgages on real property;

•	certain rents from real property; and

•	certain income from foreclosure property.
     For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross receipts. Also, subject to certain limited exceptions, the REIT may not manage the property or furnish services to tenants except through an independent contractor which is paid an arm’s-length fee and from which the REIT derives no income. However, a REIT may render a de minimis amount of otherwise impermissible services to tenants, or in connection with the management of property, without causing any income from the property (other than the portion of the income attributable to the impermissible services) to fail to qualify as rents from real property. In addition, a taxable REIT subsidiary may provide certain services to tenants of the REIT, which services could not otherwise be provided by the REIT or the REIT’s other subsidiaries.
     Substantially all of our assets are held through certain partnerships. In general, in the case of a REIT that is a partner in a partnership, applicable regulations treat the REIT as holding directly its proportionate share of the assets of the partnership and as being entitled to the income of the partnership attributable to such share based on the REIT’s proportionate share of such partnership capital.
     We must satisfy certain ownership restrictions that limit the concentration of ownership of our capital stock and the ownership by us of our tenants. Our outstanding capital stock must be held by at least 100 stockholders during at least 335 days of a taxable year or during a proportionate part of a taxable year of less than 12 months. No more than 50% in value of our outstanding capital stock, including in some circumstances capital stock into which outstanding securities might be converted, may be owned actually or constructively by five or fewer individuals or certain entities at any time during the last half of any taxable year. Accordingly, our charter contain certain restrictions regarding the transfer of our common stock, preferred stock and any other outstanding securities convertible into stock when necessary to maintain our qualification as a REIT under the Code. However, because the Code imposes broad attribution rules in determining constructive ownership, no assurance can be given that the restrictions contained in our charter will be effective in maintaining our REIT qualification. See “Restrictions on Transfer of Capital Stock” above.
     So long as we qualify for taxation as a REIT, distribute at least 90% of our REIT taxable income, computed without regard to net capital gain or the dividends paid deduction, for each taxable year to our stockholders annually and satisfy certain other distribution requirements, we will not be subject to U.S. federal income tax on that portion of such income distributed to stockholders. We will be taxed at regular corporate rates on all income not distributed to stockholders. Our policy is to distribute at least 90% of our taxable income annually. We may elect to pass through to our stockholders on a pro rata basis any taxes paid by us on our undistributed net capital gain income for the relevant tax year. REITs also may incur taxes for certain other activities or to the extent distributions do not satisfy certain other requirements.
     Our failure to qualify during any taxable year as a REIT could have a material adverse effect upon our stockholders. If disqualified for taxation as a REIT for a taxable year, we also would be unable to elect to be taxed as a REIT for the next four taxable years, unless certain relief provisions were available. We would be subject to U.S. federal income tax at corporate rates on all of our taxable income and would not be able to deduct any dividends paid, which could have a material adverse effect on our business and could result in a discontinuation of or substantial reduction in dividends to stockholders. Should the failure to qualify as a REIT be determined to have occurred retroactively in one of our earlier tax years, the imposition of a substantial U.S. federal income tax liability on us attributable to any nonqualifying tax years could have a material adverse effect on our business and could result in a discontinuation of or substantial reduction in dividends to stockholders.
     In the event that we fail to meet certain gross income tests applicable to REITs, we may retain our qualification as a REIT if we pay a penalty tax equal to the amount by which 95% (or 90% for taxable years prior to 2005) or 75% of our gross income exceeds our gross income qualifying under the 95% or 75% gross income test, respectively (whichever amount is greater), multiplied by a fraction intended to reflect our profitability, so long as such failure was considered to be due to reasonable cause and not willful neglect and certain other conditions are satisfied. For taxable years after 2004, if we fail to meet the 5% or 10% asset tests applicable to REITs at the end of any quarter and do not cure such failure within 30 days thereafter, we may nonetheless retain our qualification as a REIT provided that the failure was due to assets the value of which did not exceed a specific statutory de minimis amount and certain other conditions are satisfied. For violations of any of the REIT asset tests not described in the preceding sentence, we may nonetheless retain our qualification as a REIT if we pay a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets, so long as any such failure was considered to be due to reasonable cause and not willful neglect and certain other conditions are satisfied. In addition, if we fail to satisfy certain requirements of the REIT provisions (other than the failures described above in the preceding sentences), we may nonetheless retain our qualification as a REIT if we pay a penalty of $50,000 for each such failure, so long as each such failure was considered to be due to reasonable cause and not willful neglect. Any such taxes or penalty amounts could have a material adverse effect on our business and could result in a discontinuation of or substantial reduction in dividends to stockholders.
Taxable U.S. Stockholders
     Distributions. Except as discussed below, so long as we qualify for taxation as a REIT, distributions with respect to our common stock made out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be includible by a U.S. stockholder as ordinary income. None of these distributions will be eligible for the dividends received deduction for a corporate stockholder. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the holder’s common stock (as determined on a share by share basis), but rather will be treated as a return of capital and reduce the adjusted tax basis of such common stock. To the extent that such distributions exceed the adjusted tax basis of a U.S. stockholder’s common stock, they will be included in income as long-term capital gain if the stockholder has held its shares for more than one year and otherwise as short-term capital gain. Any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year.
     Dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate applicable to “qualified dividend income.” Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most noncorporate U.S. stockholders. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income that we distribute to our stockholders, our dividends generally will not be eligible for the 15% tax rate (for years through 2010) on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (i) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiaries, or (ii) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income) provided certain holding period requirements are met.
     Distributions that are designated as capital gain dividends will generally be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the holder has held our common stock. However, corporate holders may be required to treat up to 20% of certain capital gain dividends as ordinary income.
     We may elect to retain and pay income tax on our net capital gain received during the taxable year. If we so elect for a taxable year, our U.S. stockholders would include in income as long-term capital gains their proportionate share of such portion of our undistributed net capital gains for the taxable year as we may designate. A U.S. stockholder would be deemed to have paid its share of the tax paid by us on such undistributed net capital gain, which would be credited or refunded to the stockholder. The U.S. stockholder’s basis in our common stock would be increased by the amount of undistributed net capital gain included in such U.S. stockholder’s income, less the capital gains tax paid by us.
     Except as noted below, the maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 15% for sales and exchanges of assets held for more than one year occurring in tax years beginning on or before December 31, 2010. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., to the extent of depreciation recapture). With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate U.S. stockholders at a 15% or 25% tax rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
     Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, such losses would be carried over by us for potential offset against our future income (subject to certain limitations). Taxable distributions from us and gain from the disposition of common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses” (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of common stock (or distributions treated as such) will be treated as investment income only if the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute each of (i) distributions taxable at ordinary income tax rates, (ii) capital gains dividends, (iii) qualified dividend income, if any, and (iv) nondividend distributions.
     Sale or Exchange of Common Stock. Upon the sale, exchange or other taxable disposition of common stock to or with a person other than us, a stockholder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits attributable thereto) and (ii) the stockholder’s adjusted tax basis in such stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such stock has been held for more than one year. In general, any loss upon a sale or exchange of common stock by a holder who has held such stock for six months or less (after applying certain holding period rules) will be treated by such holder as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of common stock may be disallowed if substantially identical stock is purchased within 30 days before or after the disposition.
     Information Reporting and Backup Withholding. Information reporting (to the IRS) will apply to dividends paid on our common stock (and the amount of tax withheld, if any) and to the proceeds received from the sale or other disposition of our common stock. Under the back-up withholding rules, a stockholder may be subject to backup withholding tax at a current rate of 28% (subject to increase to 31% after 2010) with respect to dividends paid and with respect to any proceeds for the sale or other disposition of common stock unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against such stockholder’s U.S.

federal income tax liability, and may entitle such stockholder to a refund, provided the stockholder timely furnishes the required information to the IRS.
Tax-Exempt U.S. Stockholders
     Distributions by us to a tax-exempt U.S. stockholder generally should not constitute unrelated business taxable income (“UBTI”) provided that (i) the U.S. stockholder has not financed the acquisition of its common stock with “acquisition indebtedness” within the meaning of the Code and (ii) our common stock is not otherwise used in an unrelated trade or business of such tax-exempt U.S. stockholder.
     Notwithstanding the preceding paragraph, under certain circumstances, qualified trusts that hold more than 10% (by value) of our shares of stock may be required to treat a certain percentage of dividends as UBTI. This requirement will only apply if we are treated as a “pension-held REIT.” The restrictions on ownership of shares of stock in our Charter should prevent us from being treated as a pension-held REIT, although there can be no assurance that this will be the case.
Non-U.S. Stockholders
     The following discussion addresses the rules governing the U.S. federal income taxation of the ownership and disposition of common stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address U.S. estate and gift tax consequences or state, local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances.
     Distributions. Distributions to a non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business generally will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. stockholders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. stockholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.
     Distributions in excess of current and accumulated earnings and profits that exceed the non-U.S. Stockholder’s adjusted tax basis in its common stock (as determined on a share by share basis) will be taxable to a non-U.S. stockholder as gain from the sale of common stock, which is discussed below. Distributions in excess of current or accumulated earnings and profits that do not exceed the adjusted tax basis of the non-U.S. stockholder in its common stock will reduce the non-U.S. stockholder’s adjusted tax basis in its common stock and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.
     We expect to withhold U.S. income tax at the rate of 30% on any ordinary dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. stockholder unless: (i) a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or (ii) the non-U.S. stockholder files an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.
     We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. stockholder is not liable for tax on the receipt of that distribution. Moreover, because of the uncertainty in estimating earnings and profits, we may choose to withhold 30% on all distributions. However, a non-U.S. stockholder may seek a refund of these amounts from the IRS if the non-U.S. stockholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.
     Distributions to a non-U.S. stockholder that are designated at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless: (i) the investment in our stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder generally will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a stockholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or (ii) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.
     Except as hereinafter discussed, under FIRPTA, distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. stockholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. stockholders generally will be taxed on this gain at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation. However, even if a distribution is attributable to a sale or exchange of U.S. real property interests, the distribution will not be treated as gain recognized from the sale or exchange of U.S. real property interests, but as an ordinary dividend subject to the general withholding regime discussed above, if:
     (i) the distribution is made with respect to a class of stock that is considered regularly traded under applicable Treasury Regulations on an established securities market located in the United States, such as the New York Stock Exchange; and

     (ii) the stockholder owns 5% or less of that class of stock at all times during the one-year period ending on the date of the distribution.
     We will be required to withhold and remit to the IRS 35% of any distributions to non-U.S. stockholders that are, or, if greater, could have been, designated as capital gain dividends and are attributable to gain recognized from the sale or exchange of U.S. real property interests. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld, which for individual non-U.S. stockholders may substantially exceed the actual tax liability, is creditable against the non-U.S. stockholder’s U.S. federal income tax liability and is refundable to the extent such amount exceeds the non-U.S. stockholder’s actual U.S. federal income tax liability, and the non-U.S. stockholder timely files an appropriate claim for refund.
     Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts designated as undistributed capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by the Company of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom an amount equal to their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent their proportionate share of this tax paid were to exceed their actual U.S. federal income tax liability, and the non-U.S. stockholder timely files an appropriate claim for refund.
     Sale of Common Stock. Gain recognized by a non-U.S. stockholder upon the sale, exchange or other taxable disposition of our common stock generally will not be subject to or implicate U.S. taxation unless:
     (i) the investment in our common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder generally will be subject to the same treatment as domestic stockholders with respect to any gain and a non-U.S. stockholder that is a corporation may be subject to a 30% branch profits tax;
     (ii) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year;
     (iii) our common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below; or
     (iv) our common stock is disposed of in a “wash sale” by a person owning more than 5% of the common stock.
     Whether Common Stock Is a U.S. Real Property Interest. Our common stock will not constitute a U.S. real property interest if we are a domestically controlled REIT. We will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. stockholders. We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our common stock would not be subject to taxation under FIRPTA. Because our common stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT at the time a non-U.S. stockholder sells our common stock, gain arising from the sale still would not be subject to FIRPTA tax if:
     (i) our common is considered regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange; and
     (ii) the selling non-U.S. stockholder owned, actually or constructively, 5% or less in value of our common stock throughout the five-year period ending on the date of the sale or exchange.
     If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.
     Wash Sales. In general, a wash sale of common stock occurs if a stockholder owning more than 5% of the shares of a domestically controlled REIT (at any time during the one-year period preceding the taxable distribution discussed in this paragraph) avoids a taxable distribution of gain recognized from the sale or exchange of U.S. real property interests by selling common stock before the ex-dividend date of the distribution and then, within a designated period, acquires or enters into an option or contract to acquire common stock. If a wash sale occurs, then the seller/repurchaser will be treated as having gain recognized from the sale or exchange of U.S. real property interests in the same amount as if the avoided distribution had actually been received.
     Information Reporting and Backup Withholding. Information reporting (to the IRS) will apply to dividends paid on our common stock (and the amount of tax withheld, if any) and to the proceeds of a sale or other disposition of our common stock. Backup withholding tax, at a current rate of 28% (subject to increase to 31% after 2010) generally will not apply to payments of dividends made by us or our paying agents to a non-U.S. stockholder or to the proceeds of a sale or other disposition of our common stock if the holder has provided the required certification that it is not a U.S. person (generally a properly-executed IRS Form W-8BEN).
FORWARD-LOOKING STATEMENTS
     This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have an adverse effect on our operations and future prospects include, but are not limited to, changes in:

•	national, international (including trade volume growth), regional and local economic conditions generally and real estate markets specifically;

•	legislation/regulation (including changes to laws governing the taxation of real estate investment trusts);

•	our ability to qualify and maintain our status as a real estate investment trust;

•	availability and attractiveness of financing (including both public and private capital) to us and to our potential counterparties;

•	interest rate levels;

•	our ability to maintain our current credit agency ratings, competition, supply and demand for industrial properties (including land, the supply and demand for which is inherently more volatile than other types of industrial property) in the Company’s current and proposed market areas;

•	difficulties in consummating acquisitions and dispositions;

•	risks related to our investments in properties through joint ventures;

•	potential environmental liabilities;

•	slippage in development or lease-up schedules;

•	tenant credit risks;

•	higher-than-expected costs;

•	changes in general accounting principles, policies and guidelines applicable to real estate investment trusts;

•	risks related to doing business internationally (including foreign currency exchange risks and risks related to integrating international properties and operations); and

•	those additional factors described under the heading “Risk Factors” and elsewhere in the Company’s most recent Annual Report on Form 10-K and in the Company’s subsequent Quarterly Reports on Form 10-Q.
     These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning us and our business, including additional factors that could materially affect our financial results, is included elsewhere in this prospectus and in the documents we incorporate by reference, including our most recent Annual Report on Form 10-K and other reports.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Exchange Act, and in accordance therewith, file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information filed with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. In addition, the SEC maintains a website that contains reports and other information regarding registrants that file electronically with the SEC at www.sec.gov. We also make available free of charge through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as well as our definitive proxy statement and Section 16 reports on Forms 3, 4 and 5. Our Internet website address is www.firstindustrial.com. The information on or linked to our website is not a part of, and is not incorporated by reference into, this prospectus or incorporated into any other filings that we make with the SEC.
     Our common stock is listed on the NYSE and our filings with the SEC can also be inspected and copied at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.
DOCUMENTS INCORPORATED BY REFERENCE
     We incorporate by reference information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and more recent information automatically updates and supersedes more dated information contained or incorporated by reference in this prospectus. The Company (file no. 1-13102) filed the following documents with the SEC and incorporates them by reference into this prospectus:
•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008; and

•	Current Reports on Form 8-K filed on May 20, 2008 and July 2, 2008.
     All documents filed by the Company under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and made a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (in the case of a previously filed document incorporated or deemed to be incorporated by reference herein) or in any other document subsequently filed with the SEC which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded.
     We will provide, without charge, to each person to whom this prospectus is delivered a copy of these filings upon written or oral request to First Industrial Realty Trust, Inc., 311 S. Wacker Drive, Suite 4000, Chicago, Illinois 60606, Attention: Investor Relations, telephone number (312) 344-4300.
EXPERTS
     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
LEGAL MATTERS
     Certain legal matters will be passed upon for us by Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois. Barack Ferrazzano Kirschbaum & Nagelberg LLP will rely as to all matters of Maryland law on the opinion of McGuireWoods LLP, Baltimore, Maryland.

FIRST INDUSTRIAL REALTY TRUST, INC.
DIVIDEND REINVESTMENT AND
DIRECT STOCK PURCHASE PLAN
5,000,000 Shares
Common Stock
PROSPECTUS

August 8, 2008

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth an estimate of costs and expenses to be paid by the registrant in connection with the distribution of the securities being registered by this registration statement. All of the amounts shown are estimates, except the SEC registration fee and the NYSE listing fee:

SEC Registration Fee	$4,621.68
NYSE Listing Fee	5,000.00
Legal Fees and Expenses	225,000.00
Transfer Agent Fees	8,000.00
Accounting Fees and Expenses	25,000.00
Printing and Engraving Expenses	28,500.00
Miscellaneous	878.32
Total	$297,000.00

Item 15. Indemnification of Directors and Officers
     The Articles of Amendment and Restatement of the registrant contain certain provisions limiting the liability of the directors and officers to the fullest extent permitted by Section 5-418 of the Courts and Judicial Proceedings Article of the Annotated Code of Maryland (“Courts and Judicial Proceedings Article”). The registrant’s Articles of Amendment and Restatement and amended and restated bylaws also provide certain limitations, permitted under Maryland General Corporation Law (the “MGCL”), on each director’s personal liability for monetary damages for breach of any duty as a director. Section 5-418 of the Courts and Judicial Proceedings Article permits a Maryland corporation to limit the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that: (a) it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property, or services actually received or (b) a judgment or other final adjudication is entered in a proceeding based on a finding that the act, or failure to act, of the director or officer was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.
     In addition, the registrant’s Articles of Amendment and Restatement and amended and restated bylaws obligate the registrant to indemnify its directors and officers, and permit the Company to indemnify its employees and other agents, against certain liabilities and expenses incurred in connection with their service in such capacities, as well as advancement of costs, expenses and attorneys’ fees, to the fullest extent permitted under the MGCL. Section 2-418 of the MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the directors or officers in connection with any proceeding to which they may be made a party by reason of their service in such capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
     The directors and officers of the registrant are entitled to the benefits of liability insurance maintained by the registrant for certain losses arising from claims or charges made against any officer or director in connection with his or her service in such capacity.

     The Eleventh Amended and Restated Agreement of Limited Partnership of First Industrial, L.P. contains provisions indemnifying the registrant and its officers, directors and stockholders to the fullest extent permitted by the Delaware Revised Uniform Limited Partnership Act.
Item 16. Exhibits

Exhibits	Description

4.1	Articles of Amendment and Restatement of the Company (incorporated by reference to Exhibit 3.1 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102)

4.2	Amended and Restated Bylaws of the Company, dated September 4, 1997 (incorporated by reference to Exhibit 1 of the Company’s Form 8-K, dated September 4, 1997, as filed on September 29, 1997, File No. 1-13102)

4.3	Articles of Amendment to the Company’s Articles of Amendment and Restatement, dated June 20, 1994 (incorporated by reference to Exhibit 3.2 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102)

4.4	Articles of Amendment to the Company’s Articles of Amendment and Restatement, dated May 31, 1996 (incorporated by reference to Exhibit 3.3 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102)

4.5	Registration Rights Agreement, dated as of March 19, 2001, among First Industrial, L.P. and Credit Suisse First Boston Corporation, Chase Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney, Inc., Banc of America Securities LLC, Banc One Capital Markets, Inc. and UBS Warburg LLC (incorporated by reference to Exhibit 4.17 of First Industrial, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2000, File No. 333-21873)

4.6	Registration Rights Agreement dated September 25, 2006 among the Company, First Industrial, L.P. and the Initial Purchasers named therein (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K of First Industrial, L.P. dated September 25, 2006, File No. 333-21873)

4.7	Registration Rights Agreement, dated April 29, 1998, relating to the Company’s Common Stock, par value $0.01 per share, between the Company, the Operating Partnership and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 4.1 of the Form 8-K of the Company dated May 1, 1998, File No. 1-13102)

5.1*	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP

5.2*	Opinion of McGuireWoods LLP

8.1*	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibits 5.1 and 8.1)

23.3*	Consent of McGuireWoods LLP (included in Exhibit 5.2)

24.1*	Power of Attorney (included on the signature pages hereto)

99.1*	Form of Letter to Investors

99.2*	Direct Stock Purchase Plan Enrollment Form

99.3*	Direct Stock Purchase Plan Initial Enrollment Form

99.4*	Request for Waiver

*	Filed herewith.

Item 17. Undertakings
(a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
          (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois, on August 8, 2008.

FIRST INDUSTRIAL REALTY TRUST, INC.
By:	/s/ Michael J. Havala
Michael J. Havala
Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael W. Brennan and Michael J. Havala, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-3, to sign any and all post-effective amendments to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such matters, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael W. Brennan Michael W. Brennan	President, Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2008
/s/ Michael J. Havala Michael J. Havala	Chief Financial Officer (Principal Financial Officer)	June 30, 2008
/s/ Scott A. Musil Scott A. Musil	Chief Accounting Officer (Principal Accounting Officer)	June 30, 2008
/s/ Jay H. Shidler Jay H. Shidler	Director	June 30, 2008

Signature	Title	Date
/s/ John Brenninkmeijer John Brenninkmeijer	Director	June 30, 2008
/s/ Michael G. Damone Michael G. Damone	Director	June 30, 2008
/s/ Kevin W. Lynch Kevin W. Lynch	Director	June 30, 2008
/s/ Robert D. Newman Robert D. Newman	Director	June 30, 2008
/s/ John E. Rau John E. Rau	Director	June 30, 2008
/s/ Robert J. Slater Robert J. Slater	Director	June 30, 2008
/s/ W. Edwin Tyler W. Edwin Tyler	Director	June 30, 2008
/s/ J. Steven Wilson J. Steven Wilson	Director	June 30, 2008

EXHIBITS INDEX

Exhibits	Description

4.1	Articles of Amendment and Restatement of the Company (incorporated by reference to Exhibit 3.1 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102)

4.2	Amended and Restated Bylaws of the Company, dated September 4, 1997 (incorporated by reference to Exhibit 1 of the Company’s Form 8-K, dated September 4, 1997, as filed on September 29, 1997, File No. 1-13102)

4.3	Articles of Amendment to the Company’s Articles of Amendment and Restatement, dated June 20, 1994 (incorporated by reference to Exhibit 3.2 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102)

4.4	Articles of Amendment to the Company’s Articles of Amendment and Restatement, dated May 31, 1996 (incorporated by reference to Exhibit 3.3 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102)

4.5	Registration Rights Agreement, dated as of March 19, 2001, among First Industrial, L.P. and Credit Suisse First Boston Corporation, Chase Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney, Inc., Banc of America Securities LLC, Banc One Capital Markets, Inc. and UBS Warburg LLC (incorporated by reference to Exhibit 4.17 of First Industrial, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2000, File No. 333-21873)

4.6	Registration Rights Agreement dated September 25, 2006 among the Company, First Industrial, L.P. and the Initial Purchasers named therein (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K of First Industrial, L.P. dated September 25, 2006, File No. 333-21873)

4.7	Registration Rights Agreement, dated April 29, 1998, relating to the Company’s Common Stock, par value $0.01 per share, between the Company, the Operating Partnership and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 4.1 of the Form 8-K of the Company dated May 1, 1998, File No. 1-13102)

5.1*	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP

5.2*	Opinion of McGuireWoods LLP

8.1*	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibits 5.1 and 8.1)

23.3*	Consent of McGuireWoods LLP (included in Exhibit 5.2)

24.1*	Power of Attorney (included on the signature pages hereto)

99.1*	Form of Letter to Investors

99.2*	Direct Stock Purchase Plan Enrollment Form

99.3*	Direct Stock Purchase Plan Initial Enrollment Form

99.4*	Request for Waiver

*	Filed herewith.